LETTER OF AGREEMENT

Whereas, the parties, Z3 Enterprises, Inc. a publicly traded corporation organized under the laws of the State of Nevada (hereinafter referred to as Z3E) or its assignee and Usee, Inc., a corporation organized under the laws of the State of Texas and Usee CA, Inc., a corporation organized under the laws of the State of California (herein after jointly referred to as USEE) desire to enter into an agreement the sale of USEE to Z3 Enterprises, Inc. Upon completion of the acquisition, USEE shall operate as a wholly owned subsidiary of Z3E.

The following outlines the terms of the agreement for acquisition of USEE.  The agreement is contingent upon the completion of an auditor’s review of this transaction related to the assets herein by the independent auditors of Z3E.

WHEREAS, the Board of Directors of Z3 Enterprises, Inc. (Z3E), acting in the best interests of the Corporation, desire to acquire One Hundred Percent (100%) ownership of the asset identified in Exhibit A  as “USEE” in the manner identified below;

WHEREAS, the Board of Directors of Usee, Inc. and Usee Ca., Inc. (USEE), acting in the best interests of its entity(s) desires to sell One Hundred Percent (100%) ownership of the asset identified as the “USEE” in Exhibit A in the manner identified below;

The parties agree to the following:

1.
The Board of Directors of the Z3 Enterprises, Inc. acting in the best interests of the Corporation, agrees to purchase one hundred percent 100% of the issued and outstanding shares of USEE for ONE HUNDRED AND FIVE MILLION DOLLARS ($105,000,000.00). Payment shall be made as follows: USEE shall receive Ten Million Five Hundred Thousand (10,500,000) Shares of the Z3E, contingent upon an independent auditor’s review of this transaction and acceptance of this transaction by the Shareholders of Z3E;

2.
The Boards of USEE acting in the best interests of each corporation individually and jointly agree to accept as payment  for the conveyance, assignment, and transfer of one hundred percent (100%) of its issued and outstanding shares of Common and Preferred stock, Ten Million Five Hundred Thousand (10,500,000) shares of common stock of Z3E, in consideration of the One Hundred and Five Million Dollars ($105,000,000.00) payment due to USEE, contingent upon the acceptance of this transaction by the Shareholders of USEE.

3.
The Board of Directors of Z3 Enterprises also agrees to issue to USEE, One Hundred Thousand (100,000) Preferred Shares of Z3E, with a conversion of Fifty to One (50:1), upon reaching the milestone of One Billion Dollars ($1,000,000,000.00) in Gross Revenue from its business operations.

4.	The Parties (Z3E and USEE) agree that no shares will be issued to USEE until the completion of the pending 6:1 forward split of Z3E’s common stock.

5.
The Parties (Z3E and USEE) agree that day to day management and control of USEE shall rest with the Officers and Directors of USEE.  A representative of Z3E shall be appointed to one seat on the Board of Directors of USEE.  In addition, USEE shall manage all financial matters in accordance with the rules and regulations of reporting and financial disclosure in compliance the Securities and Exchange Act of 1934.

Other terms

6.
Arbitration. The parties agree and stipulate that all claims, disputes, and other matters in question arising out of or relating to this agreement or breach thereof that cannot be resolved in good faith negotiations will be decided by arbitration in accordance with the Federal Arbitration Act (9u.s.c.§§10 and 11) and the Commercial Arbitration Rules of the American Arbitration Association subject to the prevailing law of any court having jurisdiction.

7.
Disclosure of Information.  The Parties shall maintain in strict secrecy and confidence any information of any kind, nature or description concerning any matter affecting or relating to the business of the other party including, without limitation, the names of personnel, or the financial affairs of the other, or any other information of, or concerning the business of either party, its manner of operations, its plans, or other data of any kind, nature or description.  The Parties agree the they shall not, unless first authorized in writing by the other Party, disclose to, or use for either Party’s benefit or for the benefit of any person, firm, corporation or entity, any information obtained by either Party in connection with or on behalf of the other Party, except as required in the performance the items included in Section 2 of this Agreement and in compliance with regulations of the Securities and Exchange Commission or other governing body.

8.
Indemnification by the Parties.  Both parties shall indemnify the other and its Affiliates and their respective officers, directors, employees, stockholders, agents and representatives against, and defend and hold them harmless from, any loss, liability, claim, judgment, settlement, award, penalty, damage, cost or expense (including reasonable attorneys’ fees and expenses) (a “Loss”), as incurred, for or on account of or arising from or in connection with or otherwise with respect to this agreement.

9.	Definitive Agreement
a.
The Parties agree to complete and execute a definitive asset purchase agreement which shall be binding upon the parties, their personal representatives, successors and assigns and be governed by the laws of the state of Nevada.

b.
This agreement shall be considered as the foundation for the making of a more definitive agreement between the Parties.  In the event a definitive agreement cannot be reached within ten (10) days from the date of this agreement, the parties agree to be bound by the terms of this agreement until such time as the agreement has been executed or a definitive agreement is signed by both parties.

10.
 Informed, Voluntary Execution of Contract. The undersigned signatories to this Contract acknowledge and affirm that the fully understand their obligations with respect to this Contract; that they have had adequate time and opportunity to consult with legal counsel of their choice prior to the execution of this Contract; that they are fully informed in the premises; and that each has executed this Contract freely and voluntarily, without reservation or exception.

11.
Confirmation of Authorization of Parties' Signatories. The undersigned signatories to this Contract acknowledge and affirm that they are duly authorized signatories and have full legal capacity to initiate and execute all legal obligations arising from this Contract. The signatories, whose endorsements appear herein respectively, hereby represent that they each are acting with full corporate authority, and with full knowledge and at the direction of the officers and/or Board of Directors of their respective companies.

12.
Execution of Contract in Counterparts; Facsimile Copies Acceptable. This Agreement shall be bound and sealed, each and every page shall be initialed, and the signatures of the Parties' duly authorized representatives shall be affixed as indicated below. The Parties stipulate and agree that this Contract may be signed in counterparts, duly initialed and executed by each Party as set forth above. When each counterpart, duly initialed and executed, and delivery thereof has been made to each Party respectively, this Agreement shall then be considered to be an original, binding agreement between The Parties, whether received in hand, delivered by mail or courier, or transmitted via electronic facsimile transmission. The Parties further stipulate and agree that duly executed electronic facsimile transmission copies shall be acceptable and shall be considered to be as valid, legal and binding upon The Parties as the originals thereof.

IN WITNESS WHEREOF, the parties have caused this LOA to be executed as of and no later than the 17th day of September, 2010.

Sincerely,
USEE, INC.
By: /s/ Terry Wiese Terry Wiese, Chair
USEE, CA. INC.
By: /s/ Scott Wiese Scott Wiese, President and CEO
Agreed to and accepted: Z3Enterprises, Inc. By: /s/ Judson Bibb Judson Bibb, President

2831 St. Rose Parkway                                                                                                Phone: 702.589.4409
Suite 204                                                                                                Fax:     702.589.4710
  Henderson, NV 89052                                                                                                  Web: www.z3einc.com